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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Prospectus of Public Storage, Inc. (included in the Registration Statement on Form S-3 (No. 333-_____)) and which will also be used in connection with the Registration Statement on Form S-3 (No. 333-00965) for the registration of shares of its preferred stock, its depositary shares, its equity stock, shares of its common stock and warrants for the purchase of its preferred stock, equity stock and common stock and to the incorporation by reference therein of our report dated February 26, 1996 with respect to the consolidated financial statements and schedules of Public Storage, Inc. in its Annual Report on Form 10-K, as amended by a Form 10-K/A (Amendment No. 3) dated May 15, 1996 for the year ended December 31, 1995 filed with the Securities and Exchange Commission.

  We also consent to the incorporation by reference of our report dated September 6, 1996 on the combined summaries of historical information relating to operating revenues and specified expenses--certain properties which is included in the Current Report on Form 8-K dated September 6, 1996 of Public Storage, Inc. and incorporated by reference in the Registration Statements on Form S-3 (Nos. 333-_____ and 333-00965) and related Prospectus.

                                             ERNST & YOUNG LLP

Los Angeles, California
December 20, 1996